Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE STOCKHOLDERS APPROVE MERGER

OCTOBER 12, 2007 - DALLAS, TEXAS – Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) today announced that its stockholders have approved the agreement and plan of merger among the Company, Frozen, LLC, Hockey Parent Inc. and Hockey MergerSub, Inc., entities formed by funds managed by GSO Capital Partners LP (as amended, the “Merger Agreement”).

More than 15.3 million shares, or over 70 percent of the approximately 21.9 million total outstanding shares of Reddy Ice common stock, were voted in favor of the adoption of the merger agreement.  Approval required a vote of a majority of the outstanding shares.  Of the shares voted, over 88 percent voted in favor of the merger.

Under the terms of the merger agreement, at the closing of the merger Reddy Ice stockholders will receive $31.25 per share in cash for each common share of the Company’s stock they hold.

As previously announced by the Company, on October 5, 2007, Frozen, LLC and Hockey Parent Inc. notified the Company of their election, pursuant to the Merger Agreement to extend the Marketing Period (as defined in the Merger Agreement) to January 31, 2008.

“We are pleased that our stockholders have demonstrated their agreement with the board’s recommendation that this merger is in their best interests,” said Reddy Ice’s executive chairman William P. Brick.  “We will remain diligent in our efforts to facilitate a closing of the transaction as soon as possible.”

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

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